Exhibit 4.2.9

November 22, 2008

Wegener Communications, Inc.
11350 Technology Circle
Duluth, Georgia 30155

Re: Tenth Amendment

Gentlemen:

Wegener Communications, Inc., a Georgia corporation ("Borrower") and LaSalle Bank National Association, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 5, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Agreement hereby is amended as follows:

(a) Paragraph 1 of the Agreement is hereby amended to change the following two definitions: (i) the defined term “Lock Box Account” is hereby deleted in its entirety, and (ii) the defined term “Lock Box” shall have the meaning specified in paragraph 7(a) of the Agreement.

(b) Paragraph 1 of the Agreement is hereby amended to add the following definitions to be inserted in their proper alphabetical order:

"Dominion Account" shall have the meaning specified in paragraph 7(a) hereof.

“Systems Day One” shall mean the date upon which Bank’s system of record for loans and deposits shall convert to the system of record for loans and deposits used by Bank of America, N.A.

Wegener Communications, Inc.
November 22, 2008

(c) Paragraph 7(a) of the Agreement is hereby amended and restated in its entirety as follows:

(a)
Borrower shall direct all of its Account Debtors to make all payments on the Accounts directly to a post office box (the "Lock Box") designated by, and under the exclusive control of, Bank, at a financial institution acceptable to Bank. Borrower has established an account (the "Dominion Account") in Bank’s name with a financial institution acceptable to Bank, into which all payments received in the Lock Box shall be deposited, and into which Borrower will immediately deposit all payments received by Borrower on Accounts in the identical form in which such payments were received, whether by cash or check; provided that on or prior to Systems Day One, at the request of Bank, the Dominion Account shall be changed to Borrower’s name for the benefit of Bank. If Borrower, any Affiliate or Subsidiary, any shareholder, officer, director, employee or agent of Borrower or any Affiliate or Subsidiary, or any other Person acting for or in concert with Borrower shall receive any monies, checks, notes, drafts or other payments relating to or as Proceeds of Accounts or other Collateral, Borrower and each such Person shall receive all such items in trust for, and as the sole and exclusive property of, Bank and, immediately upon receipt thereof, shall remit the same (or cause the same to be remitted) in kind to the Dominion Account. The financial institution with which the Dominion Account is established shall acknowledge and agree, in a manner satisfactory to Bank, that the amounts on deposit in such Lock Box and Dominion Account are the sole and exclusive property of Bank, that such financial institution will follow the instructions of Bank with respect to disposition of funds in the Lock Box and Dominion Account without further consent from Borrower, that such financial institution has no right to setoff against the Lock Box or Dominion Account or against any other account maintained by such financial institution into which the contents of the Lock Box or Dominion Account are transferred, and that such financial institution shall wire, or otherwise transfer in immediately available funds to Bank in a manner satisfactory to Bank, funds deposited in the Dominion Account on a daily basis as such funds are collected. Borrower agrees that all payments made to such Dominion Account or otherwise received by Bank, whether in respect of the Accounts or as Proceeds of other Collateral or otherwise (except for proceeds of Collateral which are required to be delivered to the holder of a Permitted Lien which is prior in right of payment), will be applied on account of the Liabilities in accordance with the terms of this Agreement. Borrower agrees to pay all customary fees, costs and expenses in connection with opening and maintaining the Lock Box and Dominion Account. All of such fees, costs and expenses if not paid by Borrower, may be paid by Bank and in such event all amounts paid by Bank shall constitute Liabilities hereunder, shall be payable to Bank by Borrower upon demand, and, until paid, shall bear interest at the highest rate then applicable to Loans hereunder. All checks, drafts, instruments and other items of payment or Proceeds of Collateral shall be endorsed by Borrower to Bank, and, if that endorsement of any such item shall not be made for any reason, Bank is hereby irrevocably authorized to endorse the same on Borrower's behalf. For the purpose of this section, Borrower irrevocably hereby makes, constitutes and appoints Bank (and all Persons designated by Bank for that purpose) as Borrower's true and lawful attorney and agent-in-fact (i) to endorse Borrower's name upon said items of payment and/or Proceeds of Collateral and upon any Chattel Paper, Document, Instrument, invoice or similar document or agreement relating to any Account of Borrower or Goods pertaining thereto; (ii) to take control in any manner of any item of payment or Proceeds thereof and (iii) to have access to any lock box or postal box into which any of Borrower's mail is deposited, and open and process all mail addressed to Borrower and deposited therein.

Wegener Communications, Inc.
November 22, 2008

(d) Paragraph 7(c) of the Agreement is hereby amended to add the following at the end of such subparagraph:

(c)
Notwithstanding the foregoing, on or after Systems Day One, for purposes of determining the amount of Loans available for borrowing purposes, the ledger balance in the main Dominion Account as of the end of a Business Day shall be applied to the Liabilities at the beginning of the next Business Day. However, solely for purposes of computing interest hereunder, and in addition to Bank's standard fees and charges relating to the Dominion Account, any application by Bank of such balance to the Liabilities shall be deemed to be made two (2) Business Day(s) after application to the Liabilities as set forth in the preceding sentence. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of Borrower and shall be made available to Borrower as long as no Event of Default exists. Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Bank shall have the continuing, exclusive right to apply and reapply same against the Liabilities, in such manner as Bank deems advisable, notwithstanding any entry by Bank in its records.

Wegener Communications, Inc.
November 22, 2008

(e) The first grammatical sentence of Paragraph 9 of the Agreement is deleted in its entirety and the following is substituted in its place:

9.
TERMINATION: This Agreement shall be in effect from the date hereof until September 30, 2009 (the "Original Term") and shall automatically renew itself from year to year thereafter (each such one-year renewal being referred to herein as a "Renewal Term") unless (a) Bank makes demand for repayment prior to the end of the Original Term or the then current Renewal Term; provided, however, absent an Event of Default, Bank shall give Borrower at least one hundred twenty (120) days notice of its intention to demand the Loans or terminate this Agreement prior to the end of the Original Term or the then current Renewal Term; (b) the due date of the Liabilities is accelerated pursuant to paragraph 13 hereof; or (c) Borrower prepays all of the Liabilities prior to the end of the Original Term or the then current Renewal Term and by paying all of the Liabilities in full on the last day of such term.

Wegener Communications, Inc.
November 22, 2008

(f) Paragraph (6) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

(6)
INTEREST RATE: (i) All Loans made pursuant to subparagraphs (1)(a), (1)(b), (1)(c), (1)(d), (1)(e), (1)(f), (1)(g), and (1)(h) of this Exhibit A shall bear interest at Bank's publicly announced prime rate (which is not intended to be Bank's lowest or most favorable rate in effect at any time) (the "Prime Rate") in effect from time to time Interest shall be payable on the last business day of each month, in arrears. Each rate of interest set forth herein shall increase or decrease with each increase of decrease in the Prime Rate, effective on the effective date of each such change in the Prime Rate. Furthermore, if Bank, in its sole discretion determines that Borrower’s operating performance is unsatisfactory, such rate of interest shall be adjusted to the Prime Rate plus one percent (1%). Upon the occurrence of an Event of Default and the continuance thereof, each Loan shall bear interest at the rate of two percent (2%) per annum in excess of the interest rate otherwise payable thereon, which interest shall be payable on demand. All interest shall be calculated upon the basis of a 360 day year.

2. This Amendment shall not become effective until fully executed by all parties hereto.

3. Except as expressly amended hereby and by any other supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.

LaSalle Bank National Association,
a national banking association
By /s/ Daniel Gallagher
Title: Vice President

Wegener Communications, Inc.
November 22, 2008

Accepted and agreed to this
_____ 8th day of September, 2008.

WEGENER COMMUNICATIONS, INC.

By: /s/ Robert A. Placek
Robert A. Placek
Title: President and CEO

By:/s/ C. Troy Woodbury Jr.
C. Troy Woodbury, Jr.
Title: Treasurer

Consented and agreed to by the following guarantor of the obligations of Wegener Communications, Inc. to LaSalle Bank National Association.

WEGENER CORPORATION

By: /s/ Robert A. Placek
Robert A. Placek
Title: President and CEO
Date: September 8, 2008